Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert T. Hass, CFO
(480) 967-5146

AMTECH SYSTEMS, INC. COMPLETES ACQUISITION OF

KOKUSAI’S BTI HORIZONTAL DIFFUSION FURNACE OPERATIONS

Tempe, AZ — July 7, 2004 — AMTECH SYSTEMS, INC. (NASDAQ_NM: ASYS) (“Amtech”) today announced that it has consummated the previously announced transaction with Japanese-owned Kokusai Semiconductor Equipment Corporation (“KSEC”), in which it acquired KSEC’s BTI semiconductor horizontal diffusion furnace operations and assets in the United States and Europe. Amtech paid $3.3 million in cash at the closing, assumed an estimated $0.3 million in liabilities, and will make future payments of up to $1 million contingent upon the consumption of inventories transferred at the closing, resulting in a transaction value of between $3.6 million and $4.6 million.

Amtech acquired, through transfer of title or licensing agreements, all of the tangible and intellectual property assets used in the KSEC’s horizontal diffusion furnace business, including APEX Process Management Software. However, excluded from the transaction were the personnel and assets used in KSEC’s selling, general and administrative functions. Historically, the acquired operations have been known as Bruce Technology, Inc., BTI and Bruce, all well-known names in the industry. Amtech acquired all rights to those names and will operate the acquired business as Bruce Technologies, Inc., a wholly-owned subsidiary, in the USA and as Bruce Technologies-Europe, a division of Tempress Systems, Inc., its subsidiary with operations in The Netherlands. This line of horizontal furnaces represents one of, if not the, largest installed bases of such equipment in the world. Amtech’s Tempress line of horizontal diffusion furnaces and BTI, represent two of the three best-known horizontal diffusion furnace brands in the industry.

As a part of the transaction, Amtech acquired approximately 13 of KSEC’s employees, including two that reside in Europe. Amtech intends to continue to operate KSEC’s horizontal furnace business out of its current location in North Billerica, Massachusetts and through Tempress Systems, Inc. in Europe. This acquisition increases Amtech’s rising share of the horizontal furnace market and its brand recognition and is expected to be immediately accretive. For KSEC’s fiscal years ended March 31, 2003 and 2004, the acquired operations had estimated sales to non-affiliates of approximately $7-8 million and $11 million, respectively. These historical sales may not be indicative of future sales of the acquired business.

It is estimated that the acquisition increases Amtech’s installed base of horizontal furnaces by at least 100%, providing the Company with greatly expanded opportunities for selling its existing Atmoscan® and automation products, as well any new semiconductor process tools the Company may develop in the future. The Company believes that with this acquisition it is the only manufacturer of horizontal diffusion furnaces with full-scale operations on two continents, Europe and North America.

AMTECH SYSTEMS, INC. (NASDAQ:ASYS)

July 7, 2004

Page Two

Mr. J.S. Whang, President and CEO of Amtech, stated that, “I am pleased to be able to announce this strategically important acquisition, which expands the size of our served market, strengthens our organization, and is immediately accretive. The acquisition of KSEC’s horizontal business also expands Amtech’s product and service offerings and immediately expands our overall market share. We expect the addition of this product line of highly reliable horizontal furnaces will result in increased profit for Amtech and the opportunity to produce stronger marketing synergies in the future.”

Mr. Masakazu Ozawa, Chief Executive Officer of Kokusai Semiconductor Equipment Corporation, added, “I believe that with Amtech’s world-wide distribution channel and service organization, their being the only horizontal company with significant international manufacturing presence and their passion for meeting the horizontal furnace requirements of the semiconductor industry, this transaction will be a great success, and will be especially beneficial for our horizontal customers.”

KSEC, a subsidiary of Hitachi Kokusai Electric, Inc, is a leader in the design and manufacture of vertical and single-wafer diffusion and LPCVD systems. For over three decades KSEC has been providing the semiconductor industry with advanced process technologies, high system reliability and world-class customer service.

Amtech Systems, Inc. manufactures capital equipment and related consumables for the semiconductor industry, including producers of the silicon wafers used in the production of semiconductor devices, MEMS and solar cells. Products include horizontal diffusion furnaces and related automation, polishing supplies and related polishing equipment.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Amtech Systems, Inc.) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, the inability to successfully integrate the acquisition, industry specific and general business conditions, competitive market conditions, success of Amtech’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

This release should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and the Form 8-K filed on this date.